Exhibit 10.15

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of September 29, 2011, by and among

ACQUIRED SALES CORP., a Nevada corporation (“AQSP”), ACQUIRED SALES CORP. MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of AQSP (“AQSP Mergeco”), and GERARD M. JACOBS, a resident of Illinois (“Jacobs”),

and

COGILITY SOFTWARE CORPORATION, a Delaware corporation (“Cogility”), MATTHEW GHOURDJIAN, a resident of Colorado (“Ghourdjian”), and DEBORAH SUE GHOURDJIAN SEPARATE PROPERTY TRUST, a trust whose sole trustee is Deborah Sue Ghourdjian, a resident of Colorado (“DSGSPT”).

DSGSPT, Ghourdjian and Jacobs are hereinafter collectively referred to as the “Stockholders”). AQSP, AQSP Mergeco, Cogility and the Stockholders are sometimes referred to herein each, individually, as a “Party” and, collectively, as the “Parties.” The shareholders of Cogility are sometimes collectively referred to herein as the “Cogility Shareholders”. The shareholders of AQSP are sometimes collectively referred to herein as the “AQSP Shareholders”.

IN CONSIDERATION of the mutual agreements, covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person:  (a) any other Person which beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, officer or employee of such Person.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the city of Chicago, Illinois.

 “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof and any regulations promulgated thereunder.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the day on which the Closing takes place.

“COBRA” means the provisions of Code section 4980B and Part 6 of Subtitle B of title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means any entity which is under common control with Cogility within the meaning of Section 414(b), (c), (m), (o) or (t) of the Code.

“Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral, either involving payments of more than $10,000 per year or which are not terminable on 30 days written notice or less.

“Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form.

 “Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of Cogility, the Predecessor Entity, any Cogility Subsidiary or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Cogility, within the meaning of Section 414 of the Code (an “ERISA Affiliate”), whether or not such plan is terminated.

“Environmental Law” means any Law or Regulation pertaining to: (a) the protection of health, safety and the indoor or outdoor environment; (b) the conservation, management or use of natural resources and wildlife; (c) the protection or use of surface water and ground water; (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, emission, discharge, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance; or (e) pollution (including any emission, discharge or release to air, land, surface water and ground water of any material); and includes, without limitation, CERCLA and the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901 et seq.

“Environmental Permits” means all Permits required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

“Governmental Authority” means any governmental or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Hardware” means all mainframes, midrange computers, personal computers, laptops, iPads or similar, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

“Hazardous Substance” means any Hazardous Substance, as defined in CERCLA, and any other chemical, compound, product, solid, gas, liquid, pollutant, contaminant or material which is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

 “HIPAA” means the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of Cogility or a lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss and all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Information System” means any combination of Hardware, Software and/or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks,  (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, Databases, Information Systems, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (k) all rights under any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (j) above; and (l) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

 “IRS” shall mean the United States Internal Revenue Service.

 “Knowledge” means (a) in the case an individual, knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter, and (b) in the case of a Person (other than an individual) such Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

“Law” means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

“Leased Real Property” means the real property leased by Cogility as tenant, together with, to the extent leased by Cogility, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Cogility attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Order, Liabilities for Taxes and those Liabilities arising under any Contract.

“Liens” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase, or charge of any kind (including any agreement to give any of the foregoing), provided, however, that the term “Lien” shall not include: (a) Liens for Taxes, assessments and charges of any Governmental Authority due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made); (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto; (c) Liens for Taxes either not due and payable or due but for which notice of assessments has not been given; (d) undetermined or inchoate Liens, charges and privileges incidental to current construction or current operations and statutory Liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to the asset or served upon Cogility pursuant to Law or which relate to obligations not due or delinquent; (e) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease; (f) security given in the ordinary course of Cogility’s business, as applicable, to any public utility, municipality or Government Authority in connection with the operations of Cogility’s business, as applicable, other than security for borrowed money; (g) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; and (h) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Material Adverse Effect” means any circumstance, change in, or effect on, Cogility’s business or Cogility that, individually or in the aggregate with any other circumstances, changes in, or effects on, Cogility’s business or Cogility: (a) is, or could be, materially adverse to Cogility’s business, operations, assets or Liabilities (including, without limitation, contingent Liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of Cogility’s business, or (b) could materially adversely affect the ability of Cogility Surviving Corporation to operate or conduct Cogility’s business in the manner in which it is currently operated or conducted, or contemplated to be conducted.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Owned Real Property” means the real property owned by Cogility, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Cogility attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Patents” mean all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

 “Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to Cogility in connection with Cogility’s business whether or not in the ordinary course, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts, notes and debts.

“Regulation” means any rule or regulation of any Governmental Authority.

 “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of Cogility and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Subsidiary” or “Subsidiaries” of a specified Person means any other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by such Person.

“Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

“Tax Returns” means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or other taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

“Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

“Web Sites” means all websites, domain names, and associated internet properties, rights, titles and interests in any way directly or indirectly used in or associated with Cogility’s business, including but not limited to those certain web sites and domain names set forth on Cogility’s Disclosure Schedule (as hereafter defined).

ARTICLE II
THE MERGER

2.1           The November 4, 2010.  Reference is hereby made to that certain Agreement (the “November 4, 2010 Agreement”) by and among AQSP, Cogility, the Stockholders, and the other members of the AQSP Board, that was fully executed on November 4, 2010. Words and terms defined in the November 4, 2010 Agreement are used herein with the same meaning. Except as set forth herein, the November 4, 2010 Agreement shall remain in full force and effect following the date hereof. Section 4 of the November 4, 2010 Agreement sets forth the terms and conditions of a Letter of Intent between AQSP and Cogility.

2.2           Reverse Stock Split. The Parties agree and acknowledge that the Reverse Stock Split referred to in Section 4A of the November 4, 2010 Agreement will be effected prior to the Closing Date (as hereinafter defined).

2.3           Private Placement.  The Parties agree and acknowledge that the first $920,000 of the Private Placement referred to in Section 4B of the November 4, 2010 Agreement was completed during March, 2011, and that as a result, the 3,295,000 Cogility Options granted pursuant to Section 2B of the November 4, 2010 Agreement have now fully vested.

2.4           The Merger. Consistent with Section 4C of the November 4, 2010 Agreement, at the Effective Time (as hereinafter defined), in accordance with the laws of the State of Delaware and the terms and conditions of the Certificate of Merger (as hereinafter defined) and the Definitive Documents, AQSP Mergeco shall be merged with and into Cogility (the “Merger”).  Pursuant to the Merger, Cogility shall continue to exist as the surviving corporation and the separate corporate existence of AQSP Mergeco shall cease. Cogility, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Cogility Surviving Corporation.”

2.5           Effective Time.  Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable the Parties shall cause the Merger to become effective by executing and filing with the office of the Delaware Secretary of State Certificate of Merger which shall be prepared by counsel to Cogility and AQSP, and attached hereto as Exhibit 2.5 and made a part hereof (the “Certificate of Merger”), the date and time of such filings, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time.”

2.6           Effect of the Merger.  At the Effective Time, the Merger shall have the effect set forth in the Certificate of Merger and the Definitive Documents and in the applicable provisions of law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, immunities, powers and franchises of Cogility and AQSP Mergeco shall vest in the Cogility Surviving Corporation, and all of the debts, liabilities and duties of Cogility and AQSP Mergeco shall become the debts, liabilities and duties of the Cogility Surviving Corporation.

2.7           Articles of Incorporation and Bylaws.  From and after the Effective Time and without further action on the part of the Parties, the Articles of Incorporation and Bylaws of Cogility immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of Cogility Surviving Corporation until amended in accordance with the respective terms thereof.

2.8           Directors and Officers.  For purposes of clarity, the Parties agree and acknowledge that consistent with Sections 4F and 4G of the November 4, 2010 Agreement:

(a) From and after the Effective Time, the directors and officers of Cogility Surviving Corporation shall be those persons set forth on Exhibit 2.8(a), respectively, each to hold office in accordance with the Articles of Incorporation and the Bylaws of Cogility Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Cogility Surviving Corporation’s Articles of Incorporation and Bylaws.

(b) From and after the Effective Time, the directors and officers of AQSP immediately following the Closing Date shall be those persons set forth on Exhibit 2.8(b) each to hold office in accordance with the Articles of Incorporation and the Bylaws of AQSP, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with AQSP’s Articles of Incorporation and Bylaws.

(c)           The Stockholders agree and acknowledge that their Stockholder Agreements set forth in Section 5 of the November 4, 2010 Agreement are and shall remain in full force and effect following the execution of this Agreement and the closing of the Merger, and for purposes of clarity, the Stockholders agree and acknowledge that if at any time and if for any reason the Stockholders are unable to unanimously agree upon a new slate of nominees for election to the AQSP Board, then in such event the Stockholders shall nominate for election to the AQSP Board a slate of nominees consisting of the then-incumbent members of the AQSP Board unless and until the Stockholders unanimously agree upon a new slate of nominees.

2.9           Conversion of Cogility Stock and Cogility Options.  Cogility currently has 11,530,493 shares of Cogility Stock outstanding, rather than the 11,460,344 shares of Cogility Stock referenced in Section 4D(1) of the November 4, 2010 Agreement; and Cogility currently has 2,429,666 Cogility Options outstanding that were issued prior to November 4, 2010 rather than the 2,650,000 Cogility Options referenced in Section 4D(1) of the November 4, 2010 Agreement. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

(a)           The 11,530,493 shares of Cogility Stock outstanding shall be converted automatically into the right to receive, on a pro rata basis, in the aggregate, 2,175,564 shares of AQSP Stock, provided, however, that no fractional shares of AQSP Stock shall be issued;

(b)           The 2,429,666 Cogility Options outstanding that were issued prior to November 4, 2010 with exercise prices between $0.20 and $1.40 per share of Cogility Stock shall be converted automatically into the right to receive, on a pro rata basis, in the aggregate, 458,428 AQSP Options with exercise prices that are 5.3 times higher than their respective exercise prices prior to the closing of the Merger, provided, notwithstanding the foregoing, that the exercise price of each of such 458,428 AQSP Options shall in no event exceed $5.00 per share of AQSP Stock, and provided further, however, that no options to purchase fractional shares of AQSP Stock shall be issued. Such AQSP Options shall be fully vested, and shall have the same expiration dates as the Cogility Options from which they were converted, respectively;

(c) The 2,500,000 Cogility Options issued on November 4, 2010 with an  exercise price of $0.377358 per share of Cogility Stock shall be converted automatically into the right to receive, on a pro rata basis, in the aggregate, 471,698 AQSP Options with an exercise price of $2.00 per share of AQSP Stock, provided, however, that no options to purchase fractional shares of AQSP Stock shall be issued. Such AQSP Options shall be fully vested, and shall have the same expiration dates as the Cogility Options from which they were converted, respectively;

(d) The 795,000 Cogility Options issued on November 4, 2010 with an exercise price of $0.000001 per share of Cogility Stock shall be converted automatically into the right to receive, on a pro rata basis, in the aggregate, 150,000 AQSP Options with an exercise price of $0.001 per share of AQSP Stock, provided, however, that no options to purchase fractional shares of AQSP Stock shall be issued. Such AQSP Options shall be fully vested and shall have the same expiration dates as the Cogility Options from which they were converted, respectively;

(e) As of the Effective Time, all outstanding shares of Cogility capital stock, and any other contractual or other rights to purchase or otherwise acquire any rights, titles or interests in or to any Cogility capital stock or other equity of any nature in or to Cogility (collectively, “Cogility Capital Stock”), shall automatically be redeemed and canceled, and from and after the Effective Time, shall cease to exist, and each holder of a certificate that previously represented any such share of Cogility Capital Stock (collectively, the “Cogility Certificates”) shall cease to have any rights with respect thereto other than the right to receive, if any, their portion of the Merger consideration set forth in Section 2.9(a)-(d) above (the “Merger Consideration”). The foregoing Merger Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to the Cogility Capital Stock, and after the Effective Time, there shall be no further registration or transfers of Cogility Stock, Cogility Options or other Cogility Capital Stock. If after the Effective Time, any Cogility Certificates are presented to Cogility Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.9.  If any Cogility Certificates shall have been lost, stolen or destroyed, AQSP shall pay the applicable Merger Consideration, if any, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of such loss by the holder thereof.  In addition to the affidavit, AQSP may in its discretion and as a condition precedent to the payment of the applicable Merger Consideration, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as AQSP may reasonably direct as indemnity against any claim that may be made against AQSP or Cogility Surviving Corporation with respect to the Cogility Certificates alleged to have been lost, stolen or destroyed; and

2.10           Conversion of AQSP Mergeco Stock. Each share of common stock of AQSP Mergeco issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the Cogility Surviving Corporation.  From and after the Effective Time, each stock certificate of AQSP Mergeco that previously represented shares of AQSP Mergeco shall evidence ownership of an equal number of shares of common stock of the Cogility Surviving Corporation.

2.11           AQSP Options.

(a)           The Parties agree and acknowledge that the AQSP Options granted pursuant to Section 1A of the November 4, 2010 Agreement will fully vest as of the Effective Time.

(b)           On the day immediately prior to the Closing Date, Cogility’s existing bonus plan shall automatically terminate, without payment or penalty, and without the need for any further action by any Party. At the Effective Time, Cogility’s existing bonus plan shall be replaced by the issuance of an aggregate of 1,500,000 AQSP Options pursuant and subject to the terms and conditions of Section 4E of the November 4, 2010 Agreement, provided, however, that none of such 1,500,000 AQSP Options shall be issued without the prior written approval of both Ghourdjian and Jacobs, and provided further, that for purposes of clarity and further agreement the Parties agree and acknowledge (1) that the grantees of such AQSP Options may include persons who now or in the future serve as directors, officers, employees or consultants to Cogility or Cogility Surviving Corporation, and (2) the AQSP Board at all times shall retain the right, in its sole discretion, to reduce the exercise price of any or all of such 1,500,000 AQSP Options below $5.00 per share of AQSP Stock but not below $2.00 per share of AQSP Stock, and to change or eliminate the vesting requirements applicable to any or all of such 1,500,000 AQSP Options.

(c)           At the Effective Time, AQSP shall issue to Kathy Carter AQSP Options to purchase 25,000 shares of AQSP Stock at an exercise price of $0.001 per share, and AQSP Options to purchase 50,000 shares of AQSP Stock at an exercise price of $2.00 per share.

2.12           No registration.  All certificates representing AQSP Stock issued pursuant to this Agreement, and all certificates representing AQSP Stock issued upon the exercise of AQSP Options issued pursuant to this Agreement, shall bear a legend stating that such AQSP Stock has not been registered under the Securities Act of 1933, as amended, and may not be transferred or sold without such registration or an exemption therefrom.

2.13           Further Action.  If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Cogility Surviving Corporation full right, title and possession of all properties, assets, rights, privileges, powers and franchises of Cogility, the officers and directors of AQSP and the Cogility Surviving Corporation shall be and are fully authorized and directed, in the name of and on behalf of their respective corporations, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement. AQSP shall cause AQSP Mergeco to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

ARTICLE III
CLOSING

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on such date and at such time and location as Ghourdjian and Jacobs may mutually agree upon in writing (the day on which the Closing takes place being referred to as the “Closing Date”).

ARTICLE IV
ARTICLE IVARTICLE
REPRESENTATIONS AND WARRANTIES – COGILITY

The Cogility Disclosure Schedule attached hereto (the “Cogility Disclosure Schedule”) identifies by Section and Subsection any exception to a representation or warranty in this Article III. In order to induce AQSP and AQSP Mergeco (together, the “AQSP Entities”) to enter into this Agreement and to consummate the transactions contemplated hereby, DSGSPT, Ghourdjian and Cogility each hereby jointly and severally represent and warrant to each of the AQSP Entities as follows:

4.1           Organization and Qualification.  Cogility is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware, and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on the Cogility Disclosure Schedule, such jurisdictions being the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on Cogility.

4.2           Capital Stock. All of the issued and outstanding Cogility Capital Stock was issued in compliance in all material respects with all applicable federal and state securities laws and is owned solely by the persons and entities listed in that certain letter dated the Closing Date from Ghourdjian to Jacobs (the “Ghourdjian Letter to Jacobs”).

4.3           Subsidiaries and Affiliates.  Cogility does not have any Subsidiaries, and, except as described on the Cogility Disclosure Schedule, Cogility does not have any Affiliates and does not otherwise own, directly or indirectly, any equity or other ownership interests of any Person.  Except pursuant to this Agreement, Cogility has no obligation to purchase any interest in, or make any investment in, or enter into any other extraordinary corporate transaction with, any Person.

4.4           Charter, By-Laws and Corporate Records.  True, correct and complete copies of each of (a) the Articles of Incorporation of Cogility as amended and in effect on the date hereof, (b) the By-Laws of Cogility as amended and in effect on the date hereof, and (c) the minute books of Cogility, have been previously made available to the AQSP Entities.  Such minute books contain complete and accurate records of all meetings and other corporate actions of the Cogility Board, committees of the Cogility Board, incorporators of Cogility, and the Cogility Shareholders, from the date of Cogility’s incorporation to the date hereof.

4.5           Authorization; Enforceability.  Cogility has the corporate power and authority to own, hold, lease and operate its respective properties and assets and to carry on its respective business as currently conducted. Cogility has the corporate power and authority to execute, deliver and perform this Agreement, the Certificate of Merger, and the other Definitive Documents to which it is a party. The execution, delivery and performance of this Agreement, the Certificate of Merger, and the other Definitive Documents to which Cogility or any of the Cogility Shareholders is a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by Cogility and by the Cogility Shareholders, and no other action on the part of Cogility, or any of the Cogility Shareholders is necessary in order to give effect thereto. This Agreement, the Certificate of Merger, and each of the other Definitive Documents to be executed and delivered by Cogility, and by each of the Cogility Shareholders, have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, Cogility and each of the Cogility Shareholders, respectively, enforceable against Cogility and each of the Cogility Shareholders in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

4.6           No Violation or Conflict.  Except as provided in the Cogility Disclosure Schedule, none of (a) the execution and delivery by Cogility, or by any of the Cogility Shareholders, of this Agreement, the Certificate of Merger, and the other Definitive Documents to be executed and delivered by Cogility or any of the Cogility Shareholders, (b) the consummation by Cogility or any of the Cogility Shareholders of the transactions contemplated by this Agreement, the Certificate of Merger, and the other Definitive Documents, or (c) the performance of this Agreement, the Certificate of Merger, and the other Definitive Documents required by this Agreement to be executed and delivered by Cogility or any of the Cogility Shareholders at the Closing, will (1) conflict with or violate the Articles of Incorporation or By-Laws of Cogility, (2) conflict with or violate any Law, Order or Permit applicable to Cogility or the Cogility Shareholders, or by which Cogility’s properties is bound or affected, or (3) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Cogility’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of Cogility pursuant to, any Contract, Permit or other instrument or obligation to which Cogility is a party or by which Cogility or its properties are bound or affected except, in the case of clause (2) or (3) above, for any such conflict, breach, violation, default or other occurrence that would not individually or in the aggregate, have a Material Adverse Effect on Cogility.

4.7           Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement, the Certificate of Merger, and the other Definitive Documents by Cogility and the Cogility Shareholders do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.8           Capital Structure.  The authorized Cogility Capital Stock consists of Thirty Million (30,000,000) shares of Cogility Stock.  As of the date hereof, 11,530,493 shares of Cogility Stock are issued and outstanding, and no shares of Cogility Stock are held in treasury. As of the date hereof, 5,724,666 Cogility Options are issued and outstanding. Except as described above, there will be no shares of voting or non-voting capital stock, options, warrants, other equity interests or other Cogility Capital Stock authorized, issued, reserved for issuance or otherwise outstanding at the Closing. All of the outstanding shares of Cogility Stock are duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights. There are no bonds, debentures, notes or other Indebtedness of Cogility having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Cogility may vote. Except for the 5,724,666 Cogility Options referred to above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Cogility is a party or bound obligating Cogility to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Cogility or obligating Cogility to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking that will survive the Closing.  There are no outstanding contractual obligations of Cogility to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of Cogility which will survive the Closing.

4.9           Financial Statements.

(a) Attached hereto as Exhibit 4.9(a) are copies of the audited balance sheet of Cogility as of December 31, 2010 and December 31, 2009, together with the related statements of operations and the statements of changes in stockholders equity and the statements of cash flow, for the year ended on such dates (collectively, the “Annual Financial Statements”).  The Annual Financial Statements are correct and complete and in accordance with the books and records of Cogility and fairly present, in accordance with GAAP, in all material respects the financial condition of Cogility as of the dates indicated therein and accurately reflect in the aggregate all material aspects of Cogility’s business.

(b) Attached hereto as Exhibit 4.9(b) is a copy of the unaudited balance sheet of Cogility for the six month period ended as of June 30, 2011, together with the related statement of operations (unaudited), the statement of changes in stockholders’ equity (unaudited) and the statement of cash flows (unaudited) for the period ended June 30, 2011 (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).  The Interim Financial Statements are correct and complete and in accordance with the books and records of Cogility and fairly present, in accordance with GAAP, in all material respects the financial condition of Cogility as of the dates indicated therein, are complete and correct in all material respects and accurately reflect any and all material aspects of Cogility’s business.

(c) The Financial Statements have been prepared in accordance with GAAP and contain the information required to be contained in corporate financial statements under applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

4.10           Conduct in the Ordinary Course; Absence of Changes.  Since June 30, 2011, except as permitted by this Agreement and except as disclosed in the Cogility Disclosure Schedule, Cogility’s business has been conducted in the ordinary course of business, consistent with past practice, and there has been no change in Cogility’s business which has had, or could reasonably be anticipated to have a Material Adverse Effect on Cogility.

4.11           Real Property.

(a)Cogility owns no real estate.

(b) The Cogility Disclosure Schedule lists (1) the street address of each parcel of Leased Real Property, (2) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, and (3) the term and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property.

(c) Cogility has made available to the AQSP Entities, to the extent available, for each parcel of Leased Real Property, all title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, other title documents and other documents relating to or otherwise affecting the Leased Real Property, or the operation of Cogility’s business thereon or any other uses thereof.

(d) Cogility has delivered or made available to the AQSP Entities correct and complete copies of all leases and subleases listed in the Cogility Disclosure Schedule and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates) (the “Leases”).  With respect to each such Lease:

(1) such Lease is legal, valid, binding, enforceable and in full force and effect, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought, and represents the entire agreement between the respective landlord and tenant with respect to such property;

(2) such Lease, together with the consent and/or estoppel certificate contemplated by Section 10.1(k), will not cease to be legal, valid, binding, enforceable and in full force and effect, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought, on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Lease or otherwise give the landlord or lessee a right to terminate such Lease;

(3) neither Cogility nor any other party to such Lease is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such Lease; and

(4) the rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

4.12           Personal Property.

(a)           The Cogility Disclosure Schedule lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property used in Cogility’s business and owned or leased by Cogility (the “Tangible Personal Property”).

(b) Cogility has delivered or made available to the AQSP Entities correct and complete copies of all leases for Tangible Personal Property (if any) and any and all material ancillary documents pertaining thereto.  With respect to each of such leases:

(1) such lease, together with all ancillary documents delivered pursuant to the first sentence of this Section, is legal, valid, binding, enforceable, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought, and in full force and effect and represents the entire agreement between the respective lessor and lessee with respect to such property; and

(2) neither Cogility nor any other party to such lease is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under, such lease; and

(3) such lease will not cease to be legal, valid, binding, enforceable, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought, and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or otherwise give the lessor a right to terminate such lease.

(c) All Tangible Personal Property is adequate and usable for the use and purposes for which it is currently used, is in good operating condition, normal wear and tear excepted, subject to periodic maintenance and repair in accordance with good business practice.

4.13           Board and Shareholder Approvals.  The Cogility Board and the Cogility Shareholders have approved this Agreement, the Merger, the Certificate of Merger, and the other transactions contemplated hereby and by the other Definitive Documents.

4.14           Insurance.  Cogility has furnished or made available to the AQSP Entities true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties and operations of Cogility relating to Cogility’s business, a list of which (by type, carrier, policy number, limits, premium and expiration date) is set forth in the Cogility Disclosure Schedule. All such insurance policies are in full force and effect and will remain in full force and effect with respect to all events occurring prior to the Effective Time.

4.15           Permits.  The Cogility Disclosure Schedule lists all Permits used in or otherwise required for the conduct of Cogility’s business. Each of the Permits is valid and in full force and effect.

4.16           Taxes.  Cogility has been a C corporation for all periods since its incorporation, and has been so classified for state purposes for the same periods and the jurisdictions in which Cogility does business listed in the Cogility Disclosure Schedule.  Except as set forth in the Cogility Disclosure Schedule:  (a) All Tax Returns and reports in respect of Taxes required to be filed with respect to Cogility or Cogility’s business have been timely filed; (b) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (c) all such returns and reports are true, correct and complete in all material respects; (d) no adjustment relating to such returns has been proposed formally or informally by any Governmental Authority and no basis exists for any such adjustment; (e) there are no pending or threatened actions or proceedings for the assessment or collection of Taxes against Cogility or (insofar as either relates to the activities or income of Cogility or Cogility’s business or could result in Liability of Cogility on the basis of joint and/or several liability) any corporation that was includible in the filing of a return with Cogility on a consolidated or combined basis; (f) no consent under Section 341(f) of the Code has been filed with respect to Cogility; (g) there are no Tax Liens on any assets of Cogility or Cogility’s business; (h) Cogility has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed; (i) Cogility has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (j) Cogility has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (k) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon Cogility’s assets; (l) Cogility will not  be required (1) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (2) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (m) Cogility is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (n) there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to Cogility with respect to any period on or before the Closing Date; (o) Cogility has not made any payments, and neither will become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be nondeductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (p) Cogility has not  been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (q) no claim has ever been made in writing by a taxing authority in a jurisdiction where Cogility does not file Tax Returns that Cogility is or may be subject to Taxes assessed by such jurisdiction; (r) Cogility does not have any physical presence in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (s) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to Cogility for the past two (2) years have been furnished or made available to the AQSP Entities; and (t) Cogility will not be subject to any Taxes pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law) with respect to the transactions contemplated by this Agreement.

4.17           Labor Matters.

(a)           The Ghourdjian Letter to Jacobs lists the name, the place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 2009, 2010 and 2011 to date, the date of employment and a description of position and job function of each current salaried employee, officer, director, manager, member, consultant or agent of Cogility.

(b) Except as set forth in the Ghourdjian Letter to Jacobs, no employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or not) exist between Cogility, on the one hand, and any of their respective current or former stockholders, officers, directors, members, managers, employees or consultants, on the other hand.

(c)   (1)  Cogility is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Cogility;

(2) There are no controversies, strikes, slowdowns or work stoppages pending or threatened between Cogility and any of its employees;

(3) There are no unfair labor practice complaints pending against Cogility before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of Cogility;

(4) Cogility is currently in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Cogility and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

(5) Cogility has paid in full to all its employees or adequately accrued for in accordance with GAAP, consistently applied, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;

(6) There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by Cogility;

(7) There is no charge or proceedings with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Cogility; and

(8) There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and not settled or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Cogility has employed or currently employs any Person.

4.18           Employee Benefit Plans.  The Cogility Disclosure Schedule lists all Employee Plans of Cogility  (the “Cogility Employee Plans”).  Cogility has provided or made available to the AQSP Entities correct and complete copies of (where applicable) (a) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans, (b) the most recent determination letters received from the IRS, (c) the three most recent Form 5500 Annual Reports and summary annual reports, (d) the most recent audited financial statement and actuarial valuation, and (e) all related agreements, insurance contracts and other agreements which implement each such Cogility  Employee Plan. There are no restrictions on the ability of the sponsor of each Cogility Employee Plan to amend or terminate any Cogility Employee Plan and each Cogility Employee Plan may be transferred by Cogility or its respective ERISA Affiliate to the Cogility Surviving Corporation.  With respect to each Cogility Employee Plan, no event has occurred, and there exists no condition or set of circumstances in connection with which Cogility would reasonably be expected to, directly, or indirectly, subject the AQSP Entities to any liability under ERISA, the Code or any other applicable law, except liability for benefits claims and funding obligations payable in the ordinary course.  Each Cogility Employee Plan conforms to, and its administration is in compliance with, all applicable Laws.  No prohibited transaction within the meaning of ERISA section 406 or Code section 4975, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any Cogility Employee Plan.  Cogility and each Commonly Controlled Entity has made all payments due from it to date with respect to each Benefit Plan.  With respect to each Cogility Employee Plan, there are no benefits obligations for which contributions have not been made or properly accrued and there are no unfunded benefits obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the Financial Statements.  No Cogility Employee Plan is a multiemployer plan.  There are no actions, liens, suits or claims pending or to the Knowledge of Cogility threatened (other than routine claims for benefits) with respect to any Cogility Employee Plan or against the assets of any Cogility Employee Plan.  Each Cogility Employee Plan which is intended to qualify under Code section 401(a) or 403(a) so qualifies and its related trust is exempt from taxation under Code section 501(a). Each Cogility Employee Plan that is not qualified under Code section 401(a) or 403(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA sections 201(2), 301(a)(3) and 401(a)(1). No assets of Cogility are allocated to or held in a “rabbi trust” or similar funding vehicle.  Each Cogility Employee Plan that is a “group health plan” (as defined in ERISA section 607(1) or Code section 5001(b)(1) has been operated at all times in compliance with the provisions of COBRA, HIPAA and any applicable, similar state law.  Except as disclosed in the Cogility Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee of Cogility to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee of Cogility; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Code section 280G(b); or (iv) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

4.19           Environmental Matters.  (a) Cogility has all Environmental Permits which are required under Environmental Laws, (b) Cogility is in material compliance with all terms and conditions of such Environmental Permits, (c) Cogility is in material compliance with all Environmental Laws and any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws or contained in any regulation, code, plan, governmental Order, notice or demand letter issued, entered, promulgated or approved thereunder, (d) there has not been any event, condition, circumstance, activity, practice, incident, action or plan which will interfere with or prevent continued compliance with the terms of such Environmental Permits or which would give rise to any liability under any Environmental Law or give rise to any common law or statutory liability, based on or resulting from Cogility’s or its agents’ manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Substance, and (e) Cogility has taken all actions reasonably necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by Cogility (or any of its agents) thereunder.

4.20           Certain Interests.

(a)           No officer, director, employee, consultant, advisory board member or Cogility Shareholder, and no spouse and no relative (or relative of such spouse) who resides with, or is a dependent of, any such person:

(1)           has any direct or indirect financial interest in any competitor, supplier or customer of Cogility, provided, however, that the ownership of securities representing no more than three percent (3%) of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(2) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which Cogility uses or has used in the conduct of Cogility’s business or otherwise; or

(3) has outstanding any Indebtedness to Cogility.

(b) Except as shown on the Cogility Disclosure Schedule, Cogility does not have any Indebtedness, Liabilities, nor any other obligation of any nature whatsoever to, any officer, director, employee, consultant, advisory board member or Cogility Shareholder, or to  any spouse thereof or to any relative (or relative of such spouse) who resides with, or is a dependent of, any such person.

4.21           Litigation.  Except as set forth in the Cogility Disclosure Schedule, there are no Actions or Litigation pending or threatened against, relating to or affecting Cogility or Cogility’s business before any Court, Governmental Agency or any arbitrator or mediator. Neither Cogility nor any Cogility Shareholder is subject to any Order that prohibits or restricts the consummation of the transactions contemplated hereby or restricts in any way the ownership or operations of Cogility or Cogility’s business.

4.22           Intellectual Property and Web Sites.  Except for software, content, or other similar services/property licensed or purchased by Cogility on a non-exclusive basis through contracts with vendors, all of which contracts are in full force and effect and none of which contracts are currently subject to any contractual disputes nor have been threatened with cancellation or non-renewal by such vendors, Cogility has the exclusive rights, titles and interests in and to any and all Intellectual Property and all of the Web Sites used by, being developed by, or otherwise associated with the present or future operations of Cogility’s business, all of which are listed on the Cogility Disclosure Schedule. All Web Sites, Patents, and Patent applications pending associated with Cogility’s business are listed on the Cogility Disclosure Schedule.

4.23           Receivables.  The Receivables reflected in the Financial Statements consist solely of bona fide accounts receivable generated by Cogility’s business in the ordinary course, which can be collected in the ordinary course of Cogility’s business, subject to reserves for bad debt maintained consistently with the bad debt reserve reflected in the Annual Financial Statements.

4.24           Valid Lien. AQSP has a validly perfected and enforceable first priority lien and security interest in all of Cogility’s assets, including liens, recorded with the U.S. Patent and Trademark Office, on all Cogility patent applications identified in the Cogility Disclosure Schedule.

4.25           Brokers.  Neither Cogility nor, to Ghourdjian’s Knowledge, any Cogility Shareholder has employed any financial advisor, broker or finder, and neither Cogility, nor, to Ghourdjian’s knowledge, any of the Cogility Shareholders has incurred nor will incur any broker’s, finder’s, investment banking or similar fees, or commissions in connection with the transactions contemplated by this Agreement.

4.26           Liabilities and Indebtedness. Except as listed on the Disclosure Schedule or a supplementary schedule provided in advance of the Closing Date, on the Closing Date, Cogility will be free and clear of all Indebtedness and Liabilities, including but not limited to liens, obligations, claims and encumbrances, actual or contingent, known or unforeseen, including but not limited to, bank loans, stockholder loans, payroll claims, bonus and commission claims, unpaid payroll taxes, other unpaid taxes, pension obligations, employment discrimination claims, sexual harassment claims, breach of contract claims, credit card chargebacks in excess of $1,000, lawsuits, stock options, stock warrants, phantom stock plans, stock appreciation rights or plans, deferred compensation agreements, purchase agreements that cannot be cancelled by Cogility at any time, consulting agreements, employment agreements other than the Employment Agreements referred to in Section 7.2, severance agreements or “change of control” agreements of any nature, and any other liabilities of any nature whatsoever excepting only those ordinary course liabilities shown on the Interim Financial Statements, subject only to minor adjustments in liability line items incurred in the ordinary course of Cogility’s business between June 30, 2011 and the Closing Date.

4.27           Contracts.  The Ghourdjian Letter to Jacobs contains a complete, current and correct list of all material Contracts of Cogility, including all amendments thereto, whether written or oral.  All such Contracts are in full force and effect, are enforceable in accordance with their terms and are not in default.

4.28           Material Information.  All material information concerning Cogility has been provided by Cogility to the AQSP Entities.

4.29           AQSP Loans and Security Interest.  As of the date of this Agreement, the aggregate principal amount of Cogility’s Secured Promissory Notes Numbers 1-7 payable to AQSP is $820,000. The obligations of Cogility under such Secured Promissory Notes Numbers 1-7 are jointly secured by a Security Agreement dated as of January 31, 2011, which Security Agreement and the UCC-1 filings thereunder have created a perfected first lien security interest in all of Cogility’s assets in favor of AQSP (the "AQSP Security Interest"). Cogility agrees, represents, warrants and covenants that such Secured Promissory Notes Numbers 1-7, such Security Agreement, such UCC-1 filings, and such AQSP Security Interest are and shall remain legally binding upon Cogility both before and after the Closing Date, and that Cogility has and shall have no claims or defenses whatsoever in regard thereto either before or after the Closing Date, it being the express agreement, acknowledgement and intention of the Parties that the Closing of the Merger shall not be deemed to terminate or otherwise adversely impact the legally binding nature and enforceability of such Secured Promissory Notes Numbers 1-7, such Security Agreement, such UCC-1 filings, or such AQSP Security Interest.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
AQSP AND AQSP MERGECO

In order to induce Cogility, and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, the AQSP Entities represent and warrant to Cogility and the Cogility Shareholders as follows:

5.1           Organization and Qualification.  Each of AQSP and AQSP Mergeco is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation.  Each of AQSP and AQSP Mergeco is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Material Adverse Effect on AQSP or AQSP Mergeco.  Each of AQSP and AQSP Mergeco has made available to Cogility true, complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to date. Neither AQSP nor AQSP Mergeco is in default under or in violation of any provision of its Articles of Incorporation or Bylaws.  All of the issued and outstanding shares of capital stock of, or other equity interests in, AQSP Mergeco are: (a) duly authorized, validly issued, fully paid, non-assessable; (b) owned, directly or indirectly by AQSP free and clear of all Liens; and (c) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to AQSP, or otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest other than restrictions under the Securities Act and state securities laws.

5.2           Capital Structure.  The authorized capital stock of AQSP consists of (a) 100,000,000 shares of AQSP Common Stock $0.001 par value per share and (b) 10,000,000 shares of “blank check” Preferred Stock, none of which has been issued (“AQSP Preferred Stock”).  As of the date of this Agreement: (1) 291,624 shares of AQSP Stock were issued and outstanding; (2) no shares of AQSP Preferred Stock were issued or outstanding; (3) 630,000 AQSP Options were issued and outstanding; and (4) 460,000 AQSP warrants were issued and outstanding (with the holders of such AQSP warrants having certain so-called “double down” rights in regard to their investment in AQSP notes and warrants pursuant to the terms and conditions of AQSP’s private placement, the first $920,000 of which closed in March, 2011.  Except as described above, there were no shares of voting or non-voting capital stock, equity interests or other securities of AQSP authorized, issued, reserved for issuance or otherwise outstanding. All outstanding shares of AQSP Stock are, and all shares of AQSP Stock to be issued in connection with the consummation of the transactions contemplated by this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.  Except as provided hereunder, neither AQSP nor AQSP Mergeco is subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan or capital contribution) to or in any Person. All of the issued and outstanding shares of AQSP Stock were issued in compliance in all material respects with all applicable federal and state securities laws. AQSP Mergeco is a wholly-owned subsidiary of AQSP.

5.3           Authorization; Enforceability.  Each of the AQSP Entities has the corporate power and authority to execute, deliver and perform this Agreement, the Certificate of Merger and the other Definitive Documents to which it is a party. The execution, delivery and performance of this Agreement, the Certificate of Merger and the other Definitive Documents to which it is a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by each of the AQSP Entities, and no other action on the part of any of them is necessary in order to give effect thereto. This Agreement, the Certificate of Merger and each of the other Definitive Documents to be executed and delivered by each of the AQSP Entities have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, each of them, enforceable against each of them, in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

5.4           No Violation or Conflict.  None of (a) the execution and delivery by the AQSP Entities of this Agreement, the Certificate of Merger and the other Definitive Documents to be executed and delivered by each of the AQSP Entities, (b) consummation by each of the AQSP Entities of the transactions contemplated by this Agreement, the Certificate of Merger and the other Definitive Documents, or (c) the performance of this Agreement, the Certificate of Merger and the other Definitive Documents required by this Agreement to be executed and delivered by each of the AQSP Entities at the Closing, will (1) conflict with or violate the Articles of Incorporation or By-Laws of any of them, (2) conflict with or violate any Law, Order or Permit applicable to any of them, or (3) conflict with or violate any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which any of them is a party or by which any of their respective properties may be bound or affected.

5.5           Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and the other Documents by each of the AQSP Entities do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

5.6           Litigation.  There is no suit, Action, Litigation, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or threatened, against AQSP or AQSP Mergeco.

5.7           Interim Operations.  AQSP Mergeco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

5.8           Brokers.  None of the AQSP Entities has employed any financial advisor, broker or finder, and neither AQSP nor AQSP Mergeco has incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

5.9           Board Approval. The AQSP Board and the shareholders of AQSP have approved this Agreement, the Merger, the Certificate of Merger, and the other transactions contemplated hereby and by the other Definitive Documents.

ARTICLE VI
COVENANTS

6.1           Performance.  Subject to the terms and conditions provided in this Agreement, each of the Parties shall use its respective reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be performed and fulfilled those of the conditions precedent to its obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary approvals, to the end that the transactions contemplated hereby will be fully and timely consummated.

6.2           Regulatory and Other Authorizations; Notices and Consents.

(a)Each of the Parties will use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Documents and will cooperate fully with each of the Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Each of the Parties shall give promptly such notices to third parties and use its best efforts to obtain such third party consents and estoppel certificates as the Parties may deem necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement, the Certificate of Merger and the other Definitive Documents. The Parties shall cooperate with each other and use all reasonable efforts to assist in giving such notices and obtaining such consents and estoppel certificates.

6.3           Notification.  From the date this Agreement is signed by the Parties until the Closing, each Party to this Agreement shall promptly notify the other Parties in writing of the occurrence, or pending or threatened occurrence, of (a) any event that would constitute a breach or violation of this Agreement by any Party or that could reasonably be anticipated to cause any representation or warranty made by the notifying Party in this Agreement to be false or misleading in any respect (including without limitation, any event or circumstance which would have been required to be disclosed on the applicable disclosure Schedule if such event or circumstance occurred or existed on or prior to the date of this Agreement), and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of such Party.  Any such notification shall not limit or alter any of the representations, warranties or covenants of the parties set forth in this Agreement or any rights or remedies a Party may have with respect to a breach of any representation, warranty or covenant.

6.4           Conduct of Business Pending Closing.

(a)           At all times prior to the Closing Date, Cogility covenants and agrees that it shall conduct Cogility’s business only in the ordinary course of its Business consistent with past practices, and Cogility shall use its commercially reasonable efforts consistent with past practices to preserve intact Cogility’s business and to keep available satisfactory relationships with suppliers, customers and others having business relationships with it.

(b)           From the date of this Agreement until the Closing Date there shall not be any material increases or decreases in compensation, capital expenditures, asset sales or affiliate transactions involving Cogility or any of the Cogility Shareholders, nor shall there be any unusual cash withdrawals, unusual payments, unusual contracts or contract provisions, or other unusual transactions or business practices involving Cogility or any of the Cogility Shareholders.

(c) At all times prior to the Closing Date, except as otherwise set forth in this Agreement, AQSP Mergeco covenants and agrees that it will not, directly or indirectly, conduct any business or incur any Liabilities (contingent or otherwise).

(d) Cogility and the Cogility Shareholders agree that during the period from the date of signing of this Agreement until the Closing Date, they shall each refrain from entering into, participating in, or responding to, any other negotiations, discussions, contracts, letters of intent, or other arrangements of any nature with any third parties (other than AQSP) regarding a disposition of Cogility’s business or assets, the sale of the stock or equity interests of Cogility, or any other actions which might have the effect of impeding, delaying or making more costly the Merger, provided, however, that this agreement shall no longer be legally binding upon Cogility, or the Cogility Shareholders if the Closing has not occurred by December 31, 2011.

ARTICLE VII
EMPLOYMENT MATTERS AND MANAGEMENT OF THE SURVIVING
 CORPORATION POST-CLOSING

7.1           Employment Matters.  Except as provided in Exhibit 2.8(a) and in Section 7.2, or except as may be mutually agreed upon by Ghourdjian and Jacobs, on the Closing Date, there will be no changes in the employment status, or in the terms and conditions of employment, of the employees of AQSP and Cogility Surviving Corporation that existed prior to the Merger.

7.2           Employment Agreements. On the Closing Date, AQSP and the Cogility Surviving Corporation shall enter into employment agreements with each of Ghourdjian and Jacobs, covering the period of time from the Closing Date through December 31, 2013 (the "Employment Agreements"). The Employment Agreements shall contain such terms and conditions as shall be mutually acceptable to Ghourdjian, Jacobs, and the Compensation Committee of the AQSP Board, provided, that the Employment Agreements shall be consistent with the following terms and conditions:

(a) Base Salaries:

(1)           Due to the current financial weaknesses of AQSP and Cogility, each of Ghourdjian and Jacobs initially shall not receive a monthly base salary from AQSP and/or any of its subsidiaries unless and until the Compensation Committee of the AQSP Board determines in its sole discretion that AQSP and/or its subsidiaries can afford to pay each of Ghourdjian and Jacobs a monthly base salary without jeopardizing the financial health of AQSP and its subsidiaries, and neither Ghourdjian nor Jacobs shall have any rights or claims for "back pay" or "accrued base salary" or other base salary-related compensation in regard to the period of time during the term of the Employment Agreements in which they receive no base salary; and

(2) If and when the financial weaknesses of AQSP and its subsidiaries are partially or completely overcome -- either as the result of increased revenue of AQSP or its subsidiaries, or the successful closing(s) by AQSP or its subsidiaries of additional acquisitions and/or of capital raise(s) -- then the Compensation Committee of the AQSP Board may determine in its sole discretion and is hereby authorized to cause AQSP and/or one of its subsidiaries to pay each of Ghourdjian and Jacobs a monthly base salary payable in accordance with the typical payroll practices of AQSP and its subsidiaries (which monthly base salary may be increased or decreased, as circumstances may dictate, from time to time in the sole discretion of the Compensation Committee of the AQSP Board), which monthly base salary shall not exceed $21,666.67 in regard to any month during calendar year 2011, 2012 or 2013, and neither Ghourdjian nor Jacobs shall have any rights or claims for "back pay" or "accrued base salary" or other base salary-related compensation in regard to the period of time during the term of the Employment Agreements in which they receive a monthly base salary of less than $21,666.67;

provided, however, that under no circumstances whatsoever shall any member of the senior management team of AQSP or any of its subsidiaries receive a monthly base salary higher than the monthly base salaries of each of Ghourdjian and Jacobs without the prior express written approval of both Ghourdjian and Jacobs;

(b)           Annual Bonuses:  If and when the financial weaknesses of AQSP and its subsidiaries are partially or completely overcome -- either as the result of increased revenue of AQSP or its subsidiaries, or the successful closing(s) by AQSP or its subsidiaries of additional acquisitions and/or of capital raise(s) -- then the Compensation Committee of the AQSP Board may determine in its sole discretion and is hereby authorized to cause AQSP and/or one of its subsidiaries to pay each of Ghourdjian and Jacobs an annual bonus in regard to each calendar year during the term of the Employment Agreements, such annual bonus to be based upon the overall annual financial performance of AQSP and its subsidiaries during such calendar year and to not exceed $520,000, provided, however, that under no circumstances whatsoever shall any member of the senior management team of AQSP or any of its subsidiaries receive an annual bonus higher than the annual bonuses of each of Ghourdjian and Jacobs without the prior express written approval of both Ghourdjian and Jacobs;

(c)           Event-Triggered Bonuses: If following the Closing Date AQSP or one its subsidiaries successfully closes an acquisition of all or a portion of the stock or assets of a business, or successfully closes a capital raise, or successfully closes a sale of all or a portion of its stock or assets, then the Compensation Committee of the AQSP Board may determine in its sole discretion and is hereby authorized to cause AQSP and/or its subsidiaries to pay to Ghourdjian and Jacobs (or, at the joint election of Ghourdjian and Jacobs, to a group of employees of AQSP and its subsidiaries who are jointly designated by Ghourdjian and Jacobs) bonuses in the following aggregate amounts, respectively:

(1) an aggregate amount of up to 5.0% of the aggregate purchase price of such acquisition, as may be determined by the Compensation Committee of the AQSP Board in its sole discretion;

(2) an aggregate amount of up to 2.5% of the aggregate amount of such capital raise if such capital raise consists of straight debt such as loans, notes or bonds payable by AQSP and/or its subsidiaries, as may be determined by the Compensation Committee of the AQSP Board in its sole discretion;

(3) an aggregate amount of up to 7.5% of the aggregate amount of such capital raise if such capital raise consists of common stock, convertible debt, preferred stock, or other equity securities, as may be determined by the Compensation Committee of the AQSP Board in its sole discretion; and

(4) an aggregate amount of up to 10.0% of the aggregate profit in regard to such sale, as may be determined by the Compensation Committee of the AQSP Board in its sole discretion; provided that, in regard to the respective bonuses payable under Sections 7.2(c)(1) and 7.2(c)(4) above: The bonus shall be paid within 45 days of the closing, even if the entire aggregate purchase price of such acquisition, or the entire aggregate sale proceeds, as the case may be, are not paid at the closing. In determining the aggregate purchase price of such acquisition or the aggregate profit from such sale, as the case may be, the Compensation Committee of the AQSP Board will calculate the total consideration reasonably expected to be paid to the seller(s) in such acquisition, or to AQSP or its subsidiary in such sale, as the case may be, regardless of the timing of the payment or whether the payment is made in stock, cash or assumed debt. Where purchase price consideration or sale proceeds are paid in stock, now or in the future, the Compensation Committee of the AQSP Board may use the value of the stock recited in the acquisition or sale documents, as the case may be, or, in the absence of recited value, may use the volume weighted average closing price of the stock for the ten trading days prior to the close of such acquisition or sale, as the case may be, to calculate the value of stock paid at the closing and in the future. Where future payments to sellers, or to AQSP or its subsidiary, as the case may be, are contingent upon milestones, the Compensation Committee of the AQSP Board should expect reasonable milestones to be met, and that the company or assets acquired through such acquisition, or the stock or assets sold through such sale, as the case may be, will perform financially at least as well as prior to the acquisition or sale, as the case may be. The aggregate purchase price, or the aggregate profit, as the case may be, shall not be discounted because some or all payments are to be made in the future; and

(d)           Reimbursements:  Ghourdjian and Jacobs shall each receive prompt dollar-for-dollar reimbursement of all legitimate expenses incurred or paid by him in the performance of his duties as a director and officer of AQSP and its subsidiaries, and each shall be provided with an AQSP and/or Cogility Surviving Corporation credit card that may be used to pay all such legitimate expenses. Without limiting the generality of the foregoing sentence, such expenses shall include, but shall not be limited to: travel expenses (including but not limited to airfare, bus, train, taxi, rental car, tolls, parking, mileage allowance on personal cars, other auto expenses and repairs, gasoline, etc.); lodging; corporate apartments away from the homes of Ghourdjian and Jacobs; meals; entertainment; postage; supplies and equipment; office phone and fax; mobile phone charges; office and home internet, and mobile internet; costs of attendance at and participation in investor conferences, trade shows, training courses, and other work-related events and functions; and such other benefits as are generally provided to employees of AQSP and/or its subsidiaries.

ARTICLE VIII
PRE-CLOSING ASSIGNMENTS

8.1           Sale and Assignment of Intellectual Property.  DSGSPT and Ghourdjian hereby sell, convey, give, grant, assign and transfer to Cogility any and all rights, titles and interests of any nature whatsoever that either of them may have in or to the ownership or use of any and all Intellectual Property and Web Sites used in or associated with Cogility or Cogility’s business.

ARTICLE IX
REGISTRATION RIGHTS

9.1           Piggyback Registration Rights.  The holders of all of the AQSP Options outstanding at the Effective Time, and the holders of all of the warrants to purchase AQSP Stock issued or to be issued pursuant to the private placement of AQSP notes and warrants the first $920,000 of which private placement closed in March 2011, shall enjoy so-called “piggyback registration rights” in regard to the registration of all AQSP Stock issuable upon the exercise of any of such AQSP Options or warrants, in regard to any registration statement filed by AQSP during the period from the Effective Time through December 31, 2016. AQSP shall bear all of the legal, accounting, filing, and other costs and expenses in regard to such registration statement.

ARTICLE X
CONDITIONS PRECEDENT TO CLOSING

10.1           Conditions Precedent to the Obligations of the Parties.  The obligation of each of the Parties to consummate the transactions described in this Agreement shall be subject to the fulfillment on or before the Closing of the following conditions precedent, each of which may be waived by a Party in its sole discretion:

(a)           Representations, Warranties and Covenants of Cogility.  The representations and warranties of Cogility, DSGSPT and Ghourdjian contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements contained in this Agreement to be complied with by Cogility, DSGSPT and Ghourdjian on or before the Closing shall have been complied with, and AQSP and AQSP Mergeco shall have received a certificate from Cogility, DSGSPT and Ghourdjian to such effect signed by DSGSPT and by Ghourdjian, on behalf of Cogility and on behalf of himself as an individual.

(b)           Representations, Warranties and Covenants of AQSP and AQSP Mergeco.  The representations and warranties of each of AQSP and AQSP Mergeco contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements contained in this Agreement to be complied with by AQSP and AQSP Mergeco on or before the Closing shall have been complied with, and Cogility shall have received a certificate to such effect signed by Gerard M. Jacobs on behalf of AQSP and AQSP Mergeco.

(c)           No Adverse Change of Cogility.  No events or conditions shall have occurred which individually or in the aggregate, have had, or may reasonably be anticipated to give rise to any Material Adverse Effect on Cogility.

(d)           No Adverse Change of AQSP or AQSP Mergeco.  No events or conditions shall have occurred which individually or in the aggregate, have had, or may reasonably be anticipated to give rise to any Material Adverse Effect on AQSP or AQSP Mergeco.

(e)           Governmental Approvals.  Any and all approvals from Governmental Authorities required for the lawful consummation of the transactions contemplated by this Agreement, the Certificate of Merger, and the other Definitive Documents shall have been obtained.  The Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware.

(f)           Consents.  Any and all needed consents and approvals from third parties for the consummation of the transactions contemplated by this Agreement, the Certificate of Merger and the other Definitive Documents, and the transfer of all of Cogility’s business, assets and agreements of Cogility to Cogility Surviving Corporation shall have been obtained.

(g)           No Actions, Suits or Proceedings.  No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement, the Certificate of Merger and the other Definitive Documents.  No Action or Litigation shall be pending or threatened, before any Court or Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement, the Certificate of Merger, the other Definitive Documents, or the consummation of the transactions contemplated hereby.  No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting Cogility shall be pending, and Cogility shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

(h)           Cogility Capital Stock.  The Cogility Shareholders shall have delivered Cogility Certificates evidencing all of the Cogility Capital Stock to AQSP, provided that AQSP may choose to proceed forward with the Closing notwithstanding the delivery to AQSP of Cogility Certificates evidencing less than all of the Cogility Capital Stock to AQSP but shall not be obligated to deliver any AQSP Stock or AQSP Options to any person or entity which fails to deliver his or its Cogility Certificates to AQSP except as may be required by applicable law.

(i)           AQSP Stock. AQSP shall have delivered to its stock transfer agent an irrevocable instruction letter in a form reasonably acceptable to AQSP and Cogility.

(j)           Closing Documents.  Each Party shall have delivered to the other Parties fully signed originals of this Agreement, the Certificate of Merger, and the other Definitive Documents, and such other documents and instruments as a Party or its counsel may reasonably request in regard to the Closing.

(k)           Consent and/or Estoppel Certificates. Cogility shall deliver to AQSP a consent and/or estoppel certificate executed by each landlord of any Leased Real Property, in form and substance satisfactory to AQSP.

(l)           Mutual Due Diligence. Cogility and AQSP each shall have completed its “due diligence” investigation of the other (including without limitation an examination of the corporate books and records, financials, historical operations, management, business practices, computer systems, prospects, legal, tax, ERISA and other matters), and the results of such investigation shall be satisfactory to each of them, in its sole discretion.

(m)           Financial Statements.  AQSP shall have received from Cogility such the Financial Statements and such other audited financial statements, reviewed financial statements and corresponding auditor’s opinions as shall enable AQSP to file a form 8-K within four business days following the Closing Date satisfying all SEC reporting requirements.

(n)           Reverse Stock Split.  The 1-for-20 Reverse Stock Split of AQSP Stock shall have been completed.

(o)           Securities Filings. All necessary securities filings, including but not limited to the Section 14 Filing, shall have been made with the SEC and other governmental agencies, as required by applicable laws, rules and regulations, in regard to the Merger and related matters.

ARTICLE XI
INDEMNIFICATION

11.1           Survival of Representations, Warranties and Covenants.  The representations and warranties contained in this Agreement shall survive until the first anniversary of the Closing Date, except for Cogility’s representations and warranties under Section 4.16 which shall survive until the expiration of the applicable statute of limitations. All covenants and agreements contained in this Agreement (and in the corresponding covenants and agreements set forth in the Certificate of Merger and any of the Definitive Documents) shall survive the Closing and continue in full force until fully performed in accordance with their terms.

11.2           Indemnification.

(a)           Cogility, DSGSPT and Ghourdjian agree to indemnify and hold harmless AQSP and AQSP Mergeco, the AQSP Shareholders, and each of their respective successors and assigns, together with all of their officers and directors, from and against any and all losses, damages, liabilities, obligations, costs or expenses which are caused by or arise out of (1) any breach or default in the performance by Cogility of any covenant or agreement of Cogility contained in this Agreement; (2) any material breach of warranty or inaccurate or erroneous representation made by Cogility, DSGSPT or Ghourdjian herein, in this Agreement or in any Exhibit or Schedule (including the Cogility Disclosure Schedule) delivered to AQSP or AQSP Mergeco pursuant hereto or in any certificate or other instrument delivered by or on behalf of Cogility, DSGSPT or Ghourdjian  pursuant hereto; (3) any infringement actions relating to the trademarks or service marks used by Cogility or any other loss arising out of a determination that Cogility is not entitled to use such trademarks or service marks; and (4) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) arising out of the foregoing (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”), if and to the extent that such aggregate Losses exceed an aggregate of One Hundred Thousand Dollars ($100,000); provided, however, that neither DSGSPT nor Ghourdjian shall be liable for a proportionate share of any Loss in excess of its or his proportionate share of his stock in Cogility as of the Closing, and that the total cumulative liability of DSGSPT and Ghourdjian for Losses shall be satisfied from shares in Cogility or AQSP with a fair market value of One Million Dollars ($1,000,000.00).

(b) AQSP and AQSP Mergeco jointly and severally agree to indemnify and hold harmless Cogility and the Cogility Shareholders and their respective successors and assigns, from and against any and all Losses which are caused by or arise out of (1) any material breach or default in the performance by AQSP or AQSP Mergeco of any covenant or agreement of AQSP or AQSP Mergeco contained in this Agreement; (2) any material breach of warranty or inaccurate or erroneous representation made by AQSP or AQSP Mergeco herein, in this Agreement or in any Exhibit or Schedule delivered to Cogility pursuant hereto or in any certificate or other instrument delivered by or on behalf of AQSP or AQSP Mergeco pursuant hereto; and (3) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) arising out of the foregoing, if and to the extent that such aggregate Losses exceed an aggregate of One Hundred Thousand Dollars ($100,000).

(c) Any indemnified party seeking indemnification hereunder shall give to the party obligated to provide indemnification to such indemnified party a notice describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such notice the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed pursuant hereto or in connection herewith upon which such claim is based.  After the giving of any notice pursuant hereto, the amount of indemnification to which an indemnified party shall be entitled under this Article shall be determined by the written agreement between the indemnified party and the indemnifying party or by a final judgment or decree of any Court of competent jurisdiction.

(d) No party hereunder shall be obligated under this Section 11.2 to pay any amounts for indemnification hereunder relating to a claim to the extent of (1) any tax benefit to the indemnified party therefrom, or (2) any insurance proceeds and any indemnity, contribution or similar payment paid to the indemnified party or any affiliated entity from any third party with respect thereto.

11.3           Third Party Claim.  If any third person asserts a claim against an indemnified party hereunder that, if successful, might result in a claim for indemnification against any indemnifying party hereunder, the indemnifying party shall be given prompt written notice thereof and shall have the right (a) to participate in the defense thereof and be represented, at his or its own expense, by advisory counsel selected by it, and (b) to approve any settlement if the indemnifying party is, or will be, required to pay any amounts in connection therewith.  Notwithstanding the foregoing, if within ten (10) Business Days after delivery of the indemnified party’s notice described above, the indemnifying party indicates in writing to the indemnified party that, as between such parties, such claims shall be fully indemnified for by the indemnifying party as provided herein, then the indemnifying party shall have the right to control the defense of such claim, provided that the indemnified party shall have the right (1) to participate in the defense thereof and be represented, at his or its own expense, by advisory counsel selected by it, and (2) to approve any settlement if the indemnified party’s interests are, or would be, affected thereby, which approval shall not be unreasonably withheld, conditioned or delayed.

ARTICLE XII
TERMINATION

12.1           Termination.

(a)           A Party shall have the right to terminate this Agreement in the event that one of the conditions precedent to the obligation of such Party to close the transaction hereunder set forth in Section 10.1 have not been met by a scheduled Closing Date that is mutually agreed upon by AQSP and Cogility, as extended by mutual agreement of the Parties.

(b) This Agreement shall terminate if the Closing does not occur by December 31, 2011, unless such date is extended by mutual agreement of the Parties.

ARTICLE XIII
MISCELLANEOUS

13.1           Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) made by facsimile transmission, (c) sent by recognized overnight courier, or (d) sent by certified mail, return receipt requested, postage prepaid.

If to AQSP, AQSP Mergeco, or Jacobs to:

Gerard M. Jacobs
31 N. Suffolk Lane
Lake Forest, IL  60045

If to Cogility, DSGSPT, or Ghourdjian to:

Matthew Ghourdjian
Cogility Software Corporation
2967 Michelson Dr STE G528
Irvine CA 92612-0657

All notices, requests, consents and other communications hereunder shall be deemed to have been delivered (1) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (2) if sent by facsimile transmission, at the time receipt has been acknowledged by electronic confirmation or otherwise, (3) if sent by overnight courier, on the next Business Day following the day such notice is delivered to the courier service, or (4) if sent by certified mail, on the fifth (5th) Business Day following the day such mailing is made.

13.2           Entire Agreement.  The November 4, 2010 Agreement, this Agreement, the Certificate of Merger and the other Definitive Documents embody the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all other oral or written discussions, drafts, proposals, agreements, contracts and understandings of any nature whatsoever relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the November 4, 2010 Agreement, this Agreement, the Certificate of Merger and the other Definitive Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

13.3           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

13.4           Assignment.  Neither this Agreement, nor any right hereunder, may be assigned by any of the Parties without the prior written consent of the other Parties.

13.5           Modifications and Amendments.  The terms and provisions of this Agreement may be modified, changed or amended only by written agreement executed by all Parties hereto.

13.6           Waivers.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of the Party.  No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies.  No notice to or demand on a Party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

13.7           No Third Party Beneficiary.  Except in regard to the so-called piggyback registration rights provided under Section 9.1, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

13.8           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.9           Publicity.  Neither Cogility nor any of the Cogility Shareholders shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of AQSP, except as may be required by Law.

13.10           Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the Law of the State of Delaware without giving effect to the conflict of law principles thereof.

13.11           Counterparts; Signatures.  This Agreement may be executed in any number of counterparts, either manually, or via facsimile transmission or electronic transmission of signatures, each of which shall be deemed an original, no other counterpart needing to be produced and all of which, when taken together, shall constitute but one and the same instrument and agreement.

13.12           Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

13.13           Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

13.14           Attorney’s Fees.  In the event that any Action or Litigation is filed to enforce any of the agreements, terms, conditions, representations, warranties, covenants, indemnification agreements, or other Sections of this Agreement, the prevailing Party in such action shall be entitled to payment from the losing Party all costs and expenses, including reasonable attorney’s fees, court costs and ancillary expenses incurred by such prevailing Party in connection with such Action or Litigation.

13.15           Further Assurances.  At any time and from time to time after the Closing Date each Party shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively carry forth the terms and conditions of this Agreement, the Certificate of Merger and the other Definitive Documents.

13.16           Incorporation by Reference.  Each Exhibit and Schedule to this Agreement is hereby incorporated into this Agreement by reference thereto, with the same legally binding force and effect as if such Exhibit or Schedule were fully set forth herein.  Any disclosure made in this Agreement or in any Schedule or any document attached to any Schedule shall be deemed to be a disclosure for all Schedules. The Schedules shall not reveal any materially adverse conditions not otherwise disclosed in the Financial Statements.

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

ACQUIRED SALES CORP.

By:
Name:	Gerard M. Jacobs
Title:	President

ACQUIRED SALES CORP. MERGER SUB, INC.

By:
Name:	Gerard M. Jacobs
Title:	President

COGILITY SOFTWARE CORPORATION

By:
Name:	Matthew Ghourdjian
Title:	President

DEBORAH SUE GHOURDJIAN SEPARATE
PROPERTY TRUST
By:
Name:	Deborah Sue Ghourdjian
Title:	Trustee

Gerard M. Jacobs

Matthew Ghourdjian

Exhibit 1.5     Certificate of Merger

Exhibit 2.8(a)    Directors and Officers of Cogility Surviving Corporation

Directors of Cogility Surviving Corporation:
Matthew Ghourdjian, Co-Chairman
Gerard M. Jacobs, Co-Chairman
Joshua A. Bloom, M.D.
Roger S. Greene
James S. Jacobs, M.D.
Michael D. McCaffrey
Vincent J. Mesolella
Richard E. Morrissy
Two additional persons to be identified by Matthew Ghourdjian and approved by Gerard M. Jacobs

Officers of Cogility Surviving Corporation:
President - Gerard M. Jacobs
Chief Executive Officer - Daniel F. Terry, Jr.
Chief Technology Officer - Matthew Ghourdjian
Treasurer - A person to be mutually designated by Matthew Ghourdjian and Gerard M. Jacobs, and approved by the board of directors of Cogility Surviving Corporation
Secretary - Gerard M. Jacobs

Exhibit 2.8(b)                                           Directors and Officers of AQSP

Directors of AQSP:
Matthew Ghourdjian, Co-Chairman
Gerard M. Jacobs, Co-Chairman
Joshua A. Bloom, M.D.
Roger S. Greene
James S. Jacobs, M.D.
Michael D. McCaffrey
Vincent J. Mesolella
Richard E. Morrissy
Two additional persons to be identified by Matthew Ghourdjian and approved by Gerard Jacobs

Officers of AQSP:
Chief Executive Officer, Chief Development Officer, and Secretary - Gerard M. Jacobs
President and Chief Operating Officer - Daniel F. Terry, Jr.
Chief Technology Officer - Matthew Ghourdjian
Treasurer - A person to be mutually designated by Matthew Ghourdjian and Gerard M. Jacobs, and approved by the AQSP Board

Exhibit 4.9(a)                                           Annual Financial Statements
To be attached, subject to approval by both Matthew Ghourdjian and Gerard M. Jacobs

Exhibit 4.9(b)                                           Interim Financial Statements
To be attached, subject to approval by both Matthew Ghourdjian and Gerard M. Jacobs

Exhibit 10.1(i)                                Letter to Transfer Agent
To be attached, subject to approval by both Matthew Ghourdjian and Gerard M. Jacobs

Cogility Disclosure Schedule
Cogility hereby discloses, represents and warrants to AQSP and AQSP Mergeco the following information in regard to the following Sections of the Agreement, respectively:

Section 4.1:  Cogility is duly licensed and qualified to transact business as a foreign corporation and is in good standing in California.

Section 4.3:  Cogility owns 49% of the common stock of Cortez Systems, a California corporation.

Section 4.11(b):  The Leased Real Property is as follows:

Anaheim, CA:
(1) Street address: 1600 South Douglass, Suite 102, Anaheim, CA  92612
(2) Identity of lessor and lessee: Lessor is CashCall, Inc., Lessee is Cogility
(3) Term and rental payment: No rental payment and no written agreement guaranteeing any term for Cogility

San Jose, CA:
(1) Street address: 111 N. Market Street, Suite 815, San Jose, CA
(2) Identity of lessor and lessee: Lessor is Fleece Real Estate Co., Lessee is Cogility
(3) Term and rental payment: $3,826 per month through November 30, 2011.

Alexandria, VA:
(1) Street address: 111 S. Patrick, Alexandria, VA  22314
(2) Identity of lessor and lessee: Lessor is Guy Dresser, Lessee is Cogility
(3) Term and rental payment: Month to month, $3400 per month.

Section 4.12:  The following is a list of Cogility’s tangible personal property:
Computers and office equipment

Section 4.15:  The following is a list of all Permits used in or otherwise required for the conduct of Cogility’s business:

General Business Permits to conduct business in its municipal locations

Section 4.16:  Cogility owes the following taxes:

California Franchise Tax Board                                                      $55,909                      Unpaid 2009 taxes
Cogility has filed an amended return claiming that the $55,909 in unpaid taxes is not due, but the Franchise Tax Board has not yet accepted that conclusion.

Cogility has not yet filed its 2010 federal or state tax returns, but has filed and received extensions to file the returns no later than September 15, 2011.  Cogility does not believe it owes state or federal income tax for business operations in 2010, with the exception of annual state franchise fees.

Cogility is late on making payroll tax payments for the period from February 15, 2011 to the present.  The estimated delinquency as of July 31, 2011 is $ 115,970.95, but that amount does not include any penalties or late fees.

Section 4.18

Cogility has a 401K plan with Securian Retirement.  Cogility does not match any employee contributions.

Section 4.20 (b):

On April 15, 2011, Daniel Terry made a loan to Cogility in the principal amount of $100,000, with interest accruing at a rate of 10% per annum. On June 29, 2011, Daniel Terry made a loan to Cogility in the principal amount of $125,000, with interest accruing at a rate of 10% per annum.  On July 29, 2011, Daniel Terry made a loan to Cogility in the principal amount of $125,000, with interest accruing at a rate of 10% per annum.

Section 4.21:

The Watertower Group made a claim in January 2011 relating to a transaction with Cogility in 2005.  Cogility does not believe any sums are due to the Watertower Group.

Section 4.22:

Cogility’s domain names and web sites are as follows:  www.cogility.com

Cogility’s Patents and Patent applications pending are as follows:
SYSTEM AND METHOD FOR TEMPORAL CORRELATION OF
OBSERVABLES Docket No.: 008889P002
STATE MACHINE WITH OUT-OF-ORDER PROCESSING FUNCTIONALITY AND
METHOD THEREOF Docket No.: 005255P003

Cogility does business under the following trade names, both of which are registered to Cogility:
Cogility Software, Registration No. 3006210, registration date 11/11/2005, subject to the lien of AQSP; and
Cogility, Registration No. 2977188, registration date 7/26/2005, subject to the lien of AQSP.

Section 4.26

Severance agreements with M. Hood and H. Desai call for payments under certain conditions after the Closing Date.  M. Artiano has a claim for a deferred bonus to be paid under certain conditions after the Closing Date.

AQSP Disclosure Schedule

The AQSP Entities hereby disclose, represent and warrant to Cogility and the Shareholders the following information in regard to Article V of the Agreement:

AQSP's Section 14C information statement in regard to the Merger, its Form 10-K for the transitional period ended December 31, 2010, and its Form 10-Q for the quarterly period ended June 30, 2011, all filed with the U.S. Securities and Exchange Commission, are hereby incorporated herein by reference thereto.